Exhibit 10.2

**Confidential portions have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission (the “Commission”)**

AMENDED AND RESTATED TECHNOLOGY License AGREEMENT

This Amended and Restated Technology License Agreement (the “Agreement”) is entered into as of December 21, 2015 (the “Execution Date”) between Hefei Tianhui Incubator of Technologies Co., Ltd., a corporation organized and existing under the laws of the People’s Republic of China (“PRC”) and having its principal place of business at No. 199 Fanhua Road, Heifei, Anhui, China (“HTIT” or “Licensee”); and Oramed Pharmaceuticals Inc., a Delaware corporation and Oramed Ltd., a company organized and existing under the laws of the State of Israel and having a principal place of business at 2/4 Hi-Tech Park, PO Box 39098, Jerusalem, 91390, Israel (collectively referred to as “Oramed”). HTIT and Oramed are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Whereas, Oramed is a clinical-stage biopharmaceutical company developing clinical candidates for the treatment of diabetes by way of oral insulin; and

Whereas, HTIT is engaged in the development, manufacture, distribution, sales and marketing of pharmaceutical products and medical devices in the PRC; and

Whereas, Oramed controls rights covering ORMD-0801 (as defined below) and is engaged in advanced clinical trials and pre-commercialization activities with respect thereto; and

Whereas, Oramed desires to grant Licensee, and Licensee desires to obtain, exclusive rights to pre-commercialize, manufacture and commercialize product(s) containing ORMD-0801 in the Licensee Territory, all on the terms and conditions set forth herein; and

Whereas, in the context of the commercialization of ORMD-0801, Licensee shall pursue and be solely responsible for obtaining Regulatory Approvals as required for commercializing such product in the Licensee Territory, pursuant to the terms and conditions of this Agreement.

1

Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

Article 1

Definitions

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.

1.1          “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of 50% or more of the voting stock of such entity, or by contract or otherwise.

1.2          “CFDA” means the China Food and Drug Administration of the PRC, and any successors thereof.

1.3          “Commercialization,” with a correlative meaning for “Commercialize” and “Commercializing,” means all activities in the Licensee Territory undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of the Products in the Licensee Territory, including: (a) manufacturing or importing Products for distribution and sale; (b) strategic marketing, sales force detailing, advertising, medical education and liaison, and market and Product support; (c) any post-marketing clinical studies (other than those included in Pre-Commercialization) for use in generating data to be submitted to Regulatory Authorities (and all associated reporting requirements); and (d) all customer support, distribution, invoicing and sales activities.

1.4          “Commercialization Milestones” has the meaning set forth in Section 6.2(a).

1.5          “Commercialization Plan” has the meaning set forth in Section 6.1(a).

1.6          “Commercially Reasonable Efforts” means carrying out of obligations or tasks by a Party using a level of efforts consistent with the exercise of good faith and prudent scientific and business judgment in an active and ongoing program as applied by a Party to the pre-commercialization and commercialization of its own pharmaceutical products at a similar stage of development and with similar market potential.

1.7          “Confidential Information” means, with respect to a Party, all reports and other Information of such Party that is disclosed to the other Party under this Agreement, whether in oral, written, graphic, or electronic form. All Information disclosed by a Party pursuant to the Mutual Non-Disclosure Agreement between the Parties dated June 24, 2014, as amended through the Effective Date, shall be deemed to be such Party’s Confidential Information disclosed hereunder.

1.8          “Control” means, with respect to any material, Information, or intellectual property right that a Party owns or to which a Party has a license, that such Party has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement.

1.9          “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

2

1.10       “Effective Date” means the date immediately following the fulfillment of the following condition: the written consent of the OCS with respect to this Agreement has been obtained by Oramed in accordance with Section 2.1 (whether such OCS consent is granted for an associated form of Agreement modified in accordance with Section 2.1 or for the Execution Date Agreement).

1.11        “Execution Date” has the meaning set forth in the Preamble above.

1.12        “Execution Date Agreement” has the meaning set forth in Section 2.1.

1.13        “Executives” has the meaning set forth in Section 3.1(d).

1.14        “Field” means the use of the Product for the treatment of diabetes.

1.15        “First Commercial Sale” means the first sale of a Product by the Licensee or any of its Affiliates or Sublicensees to a Third Party in the Licensee Territory after Regulatory Approval for such Product has been obtained.

1.16        “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other government authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.17        “Indemnify” has the meaning set forth in Section 11.1.

1.18        “Information” means any data, results, technology, business information and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), manufacturing know-how and data, analytical and quality control data, stability data, other study data and procedures.

1.19        “Initial Payment” has the meaning set forth in Section 8.1.

1.20        “Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.1(a)

1.21        “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.22        “Licensee Inventions” has the meaning set forth in Section 9.1.

1.23        “Licensee Regulatory Data” means Regulatory Data generated by or on behalf of the Licensee (or its Affiliates, Sublicensees and/or contractors) after the Effective Date in connection with the performance of Licensee’s activities pursuant to this Agreement.

1.24        “Licensee Technology” means all Information that is Controlled by Licensee, its Affiliates and/or Sublicensees as of the Effective Date or at any time during the Term and is necessary or useful for Pre-Commercialization, Commercialization or the manufacture of the Products in accordance with the terms of this Agreement. For the avoidance of doubt, Licensee Technology does not include Licensee Inventions.

3

1.25        “Licensee Territory” means the PRC, Macau and Hong Kong.

1.26        “Losses” has the meaning set forth in Section 11.1.

1.27        “Milestones” shall mean the Pre-Commercialization Milestones and the Commercialization Milestones.

1.28        “Net Sales” shall mean the gross amount invoiced by or on behalf of the Licensee, its Affiliates and Sublicensees (in each case, the “Invoicing Entity”) on sales of Products (whether made before or after the First Commercial Sale of the Product), less the following: (a) amounts repaid or credited by reason of rejection or return; (b) to the extent separately stated in the invoices, any taxes or other governmental charges levied on the production, sale and/or delivery of a Product which is paid by the Invoicing Entity; and (c) packing and shipping cost; provided that:

(i)        in any transfers of Products between an Invoicing Entity and an Affiliate of such Invoicing Entity not for the purpose of resale by such Affiliate, Net Sales shall be equal to the higher of (A) the fair market value of the Products so transferred, assuming an arm’s length transaction made in the ordinary course of business; and (B) the actual transfer price; and

(ii)        in the event that an Invoicing Entity receives non-monetary consideration for any Products or in the case of transactions not at arm’s length between an Invoicing Entity and a non-Affiliate of the Invoicing Entity, Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business; and

(iii)        sales of Products by an Invoicing Entity to an Affiliate of such Invoicing Entity for resale by such Affiliate shall not be deemed Net Sales and Net Sales shall be determined based on the total amount invoiced by such Affiliate on resale.

1.29        “Notification Date” has the meaning set forth in Section 4.8.

1.30        “OCS” has the meaning set forth in Section 2.1.

1.31        “Oramed Inc.” means Oramed Pharmaceuticals Inc., a Delaware corporation and the parent of Oramed.

1.32        “Oramed Know-How” means all Information that is Controlled by Oramed or its Affiliates as of the Effective Date and at any time during the Term and is necessary or useful for the Pre-Commercialization, Commercialization or manufacture of the Products in the Field in accordance with the terms of this Agreement. For clarity, Oramed Know-How excludes the Oramed Patents. A summary of Oramed Know-How as of the Effective Date is set forth on Exhibit B attached hereto.

1.33        “Oramed Patents” means, as of the Effective Date, the Patents set forth on Exhibit B attached hereto and all Patents in the Licensee Territory that are related to the foregoing and Controlled by Oramed or its Affiliates during the Term.

1.34        “Oramed Regulatory Data” means Regulatory Data generated by or on behalf of Oramed (or its Affiliates, licensees or sublicensees) after the Effective Date, and Controlled by Oramed during the Term.

1.35        “Oramed Technology” means the Oramed Patents and Oramed Know-How.

4

1.36        “ORMD-0801” means the compound known as ORMD-0801 and controlled by Oramed, described more fully in Exhibit A attached hereto.

1.37        “Patent Infringement” has the meaning set forth in Section 9.5(a).

1.38       “Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, renewals, substitutions, confirmations, registrations, validations, re-examinations, additions, extensions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any patent applications, issued patents, utility models or designs; and (c) the equivalent or counterpart of the foregoing.

1.39        “Pre-Commercialization,” with a correlative meaning for “Pre-Commercialize” and “Pre-Commercializing,” means all activities in the Licensee Territory relating to preparing and conducting clinical and toxicology testing, human clinical studies and regulatory activities (such as submissions of regulatory applications and related activities) with respect to the Products, together with the manufacturing the Products for the purpose of conducting the foregoing activities and manufacturing scale-up of the Products necessary for Commercialization, all for the purpose of obtaining, maintaining or expanding Regulatory Approval in the Licensee Territory. The foregoing includes preparation, submission, review, and development of data or information for the purpose of submission to a Governmental Authority in the Licensee Territory to obtain Regulatory Approval of Products. Pre-Commercialization shall also include clinical development and regulatory activities for additional dosage forms or formulations of a Product after Regulatory Approval of such Product, including clinical trials initiated following receipt of Regulatory Approval for the purpose of maintaining or expanding Regulatory Approval or any clinical trial to be conducted after Regulatory Approval which was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval.

1.40        “Pre-Commercialization Activities” has the meaning set forth in Section 4.3(a).

1.41        “Pre-Commercialization Costs” has the meaning set forth in Section 4.6.

1.42        “Pre-Commercialization Milestones” has the meaning set forth in Section 4.3(a).

1.43        “Pre-Commercialization Plan” has the meaning set forth in Section 4.2(a).

1.44        “Premas” means PREMAS Biotech Pvt. Ltd.

1.45        “Premas Agreement” means an agreement between Oramed and Premas that will provide for the transfer by Premas to Oramed (or Oramed’s designee) of Premas technology for manufacture of the SBTI (Soybean Trypsin Inhibitor) for the Product.

1.46        “Product(s)” means ORMD-0801 in any dosage, form or formulation or mode of administration, alone or in combination with other therapeutically active ingredients.

1.47        “Product Marks” has the meaning set forth in Section 6.3.

1.48        “Regulatory Approval” means, with respect to a Product in the Licensee Territory or the Retained Territory, as applicable, all approvals, registrations, licenses or authorizations from the relevant Regulatory Authority in such country or jurisdiction that is specific to such Product and necessary to manufacture, market and/or sell such Product.

5

1.49        “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority responsible for granting Regulatory Approval. In the Licensee Territory, the primary Regulatory Authority is the CFDA and any other parallel or successor authority within the Licensee Territory.

1.50        “Regulatory Data” means data and filings generated and prepared for the purpose of obtaining Regulatory Approval including analytical and manufacturing data and clinical data relating to the Products.

1.51        “Regulatory Data Costs” means costs actually incurred or paid by a Party and reasonably attributable to the generation of Regulatory Data, including, by way of example, costs incurred or paid in the conduct of associated clinical trials, statistical analysis of clinical data, manufacturing scale-up and patient recruitment. The Parties shall consult with each other and mutually agree on an appropriate mechanism for establishing Regulatory Data Costs, which mechanism shall be approved by the JSC (or directly by the Parties if the JSC is disbanded).

1.52        “Regulatory Filings” means, with respect to the Products, any submission to a Regulatory Authority of any appropriate regulatory application specific to Products, and shall include any submission to a regulatory advisory board and any supplement or amendment thereto.

1.53        “Retained Territory” means all countries and territories in the world outside the Licensee Territory.

1.54        “Royalty Term” has the meaning set forth in Section 8.3(b).

1.55        “Sublicense” shall mean any right granted, license given, or agreement entered into, by the Licensee to or with any other person or entity, under or with respect to or permitting any use of any of the Oramed Technology (or any part thereof) or otherwise permitting the pre-commercialization, manufacture, marketing, distribution and/or sale of Products (regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense or as an agreement with respect to the pre-commercialization and/or manufacture and/or sale and/or distribution and/or marketing of Products) upon written approval from Oramed.

1.56        “Sublicense Agreement” has the meaning set forth in Section 2.4

1.57        “Sublicensee” shall mean a person or entity granted a Sublicense in accordance with Section 2.4, provided that in no event will the term “Sublicensee” include any sublicensee of Sublicensee.

1.58        “Subsequent Payment” shall have the meaning set forth in Section 8.2.

1.59        “Swisscaps” means SWISSCAPS AG.

1.60        “Swisscaps Agreement” means an agreement between Oramed and Swisscaps that will provide for the transfer by Swisscaps to Oramed (or Oramed’s designee) of Swisscaps technology for manufacture of Product capsules.

1.61        “Taxes” means taxes (other than income taxes), duties, tariffs or other governmental charges levied on the sale of Products, including consumption taxes.

1.62        “Term” means the term of this Agreement, as determined in accordance with Article 13.

6

1.63        “Territory” means the Licensee Territory or the Retained Territory, as applicable.

1.64        “Third Party” means any person or entity other than Oramed or HTIT or an Affiliate of any of them.

1.65        “Valid Claim” means, with respect to any country in the Licensee Territory: (a) a claim of an issued and unexpired patent (as may be extended through supplementary protection certificate or patent term extension or the like) included within the Oramed Patents to the extent such claim has not been (i) held invalid or unenforceable by a non-appealed or un-appealable decision of a competent court or government agency or other appropriate body of competent jurisdiction and has not been admitted invalid through disclaimer or dedication to the public, and (ii) has not expired, been determined to be unenforceable, been cancelled, withdrawn, abandoned, or (b) a claim of a pending patent application included within the Oramed Patents.

Article 2

EFFECTIVE DATE AND LicenseS

2.1          Effective Date. The Parties acknowledge that the Office of the Chief Scientist of the Ministry of Economy of the State of Israel (the “OCS”) must consent to this Agreement before this Agreement is made effective. Oramed shall use its best efforts to obtain the written consent of the OCS to this Agreement in the form executed by the Parties as of the Execution Date (“Execution Date Agreement”) within 60 days after the Execution Date. If the OCS has not provided such consent during such 60 day period, then Oramed shall have the right, and Licensee shall have the right to require Oramed, to continue to use its best efforts to obtain such consent. In addition, Oramed will keep Licensee informed as to the progress of such request for consent and shall consult with Licensee in good faith with respect thereto. The Parties acknowledge that it may be necessary prior to the Effective Date to modify the Execution Date Agreement to comply with the requests of the OCS and the Parties shall consider any such proposed modifications in good faith; provided, however, that (i) all financial obligations that may be imposed by the OCS as a pre-condition to obtaining OCS consent to this Agreement shall be the sole responsibility of Oramed; (ii) the Parties will cooperate in good faith to minimize financial and non-financial obligations (which obligations must be commercially reasonable) that may be imposed by the OCS as a pre-condition to obtaining OCS consent to this Agreement; and (iii) after the Parties have considered any such proposed modifications in good faith, no Party shall be required to agree to any modifications to the Execution Date Agreement that would have a material adverse impact on such Party whether under the Execution Date Agreement or otherwise. Notwithstanding anything herein to the contrary, other than this Section 2.1 and Sections 8.1 and 13.4, the provisions of this Execution Date Agreement shall not be effective until the Effective Date. From and after the Effective Date, the entire Agreement shall be in full force and effect.

2.2          License Grant. Subject to the terms of this Agreement, Oramed hereby grants to Licensee:

(a)         Pre-Commercialization License: As of the Effective Date, and subject to Section 4.1(a), an exclusive, royalty-bearing license, with the right to grant sublicenses, subject to Section 2.4, under the Oramed Technology, solely to engage in Pre-Commercialization Activities in the Field in the Licensee Territory and to make and have made Products for such Pre-Commercialization Activities; and

7

(b)         Commercialization License: Commencing following payment of the Subsequent Payment, an exclusive, royalty-bearing license, with the right to grant sublicenses, subject to Section 2.4, under the Oramed Technology, to Commercialize the Products in the Field in the Licensee Territory and to import, make and have made Products for Commercialization in the Licensee Territory; and

(c)         Oramed Regulatory Data: As of the Effective Date, subject to Section 4.7(d), an exclusive, fully-paid, royalty-free license, with the right to grant sublicenses, subject to Section 2.4 below, to use Oramed Regulatory Data to Pre-Commercialize and Commercialize the Products in the Licensee Territory, including the right to use any and all such Oramed Regulatory Data in any Regulatory Filings in the Licensee Territory, subject to the terms and conditions of this Agreement.

For the avoidance of doubt, subject to the termination provisions in Section 8.2, the licenses set forth above shall be effective prior to Licensee’s payment of the Service Agreement Milestone Payments. Notwithstanding the foregoing, it is expressly acknowledged, understood and agreed that Oramed retains all rights to Pre-Commercialize and Commercialize Products, and make and have made Products, and to exploit without limitation and grant licenses under its rights in the Oramed Technology and the Oramed Regulatory Data, outside of the Licensee Territory, at its sole discretion and without restriction or obligation to Licensee. Without the prior written consent of the Licensee, neither Oramed nor any Third Party shall Pre-Commercialize, make, have made, use, sell, offer for sale, have sold, import and otherwise Commercialize the Products in the Licensee Territory.

2.3          Licenses to Oramed. Subject to the effectiveness of this Agreement, Licensee hereby grants to Oramed an exclusive, fully-paid, royalty-free license, (with the right to grant sublicenses through multiple tiers), to use Licensee Regulatory Data to Pre-Commercialize, make, have made, use, sell, offer for sale, have sold, import and otherwise Commercialize the Products in the Retained Territory, including the right to use any and all Licensee Regulatory Data in any Regulatory Filings in the Retained Territory.

2.4          Sublicenses.

(a)         Subject to the terms set out herein, Licensee shall have the right to grant sublicenses under the licenses granted in Section 2.2 to its Affiliates and/or Third Parties only with the prior written consent of Oramed; provided, however, that Licensee may not grant a sublicense prior to the completion by Licensee of a Phase I Clinical Trial. Oramed may not grant sublicenses under the licenses granted in Section 2.3 to its Affiliates and/or Third Parties without the prior written consent of the Licensee. Notwithstanding the foregoing, Licensee may sublicense under the license granted in Section 2.2 to Hefei Tianmai Biotechnology Development Co., Ltd. without the prior written consent of Oramed.

(b)        The sublicensing Party shall remain responsible for the performance of the obligations hereunder by each of its respective Sublicensees. The sublicensing Party shall, within 30 days after granting any sublicense, notify the other Party in writing of the grant of such sublicense and provide the other Party with a true and complete copy of the sublicensing agreement. Each sublicense agreement shall be consistent with the terms and conditions under this Agreement. Each Party shall, in each agreement under which it grants a sublicense under the licenses set forth in Section 2.2 or 2.3, as applicable (each, a “Sublicense Agreement”), include the following terms and conditions: the Sublicensee is required to provide the following to the sublicensing Party if such Sublicense Agreement terminates: (i) the assignment and transfer of ownership and possession of all Regulatory Filings and Regulatory Approvals held or possessed by such Sublicensee, and (ii) the assignment of, or a freely sublicenseable exclusive license to, all intellectual property Controlled or developed by such Sublicensee with a Valid Claim covering the Pre-Commercialization or Commercialization of the Products in the Field in the applicable Territory that was created by or on behalf of such Sublicensee during the exercise of its rights or fulfillment of its obligations pursuant to such Sublicense Agreement. In no event may the sublicensing Party’s Sublicensee be entitled to grant further sublicenses.

8

2.5           Negative Covenants. Licensee covenants that it will not, and it will not permit any of its respective Affiliates, Sublicensees or any Third Party to use or practice any Oramed Technology outside the scope of the license granted under Section 2.2 above or otherwise in contravention of the terms of this Agreement. Oramed covenants that it will not, and it will not permit any of its Affiliates, sublicensees or any Third Party to use or practice any Licensee Technology outside the scope of the license granted to it under Section 2.3 or otherwise in contravention of the terms of this Agreement.

2.6          Oramed Retained Rights; No Implied License. Oramed retains the right to practice and license the Oramed Technology outside the scope of the licenses granted to Licensees in Section 2.2. Except as set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under any trademarks, patents or patent applications Controlled by the other Party.

2.7         Activities Outside of a Party’s Territory. As to such countries outside of their respective Territory, each Party (i) shall not, and will ensure that its Affiliates and Sublicensees will not, engage in any advertising or promotional activities relating to the Product directed primarily to prospective purchasers of the Product located in the other Party’s Territory, and shall use Commercially Reasonable Efforts to ensure that Commercialization activities conducted by or on behalf of such Party via the Internet or other global electronic means or methods are only targeted to persons within the Field and in its Territory, and (ii) shall not, and will ensure that its Sublicensees will not, take orders from any prospective purchaser of the Product located in countries in the other Party’s Territory. If a Party or its Sublicensees receives any order from a prospective purchaser of Product located in a country in the other Party’s Territory, such Party or Sublicensee shall promptly refer that order to the other Party and shall not accept any such order or deliver or tender (or cause to be delivered or tendered) any Product under such order. If either Party has a reasonable basis to conclude that its customer, sublicensee or distributor, or a customer, sublicensee or distributor of the other Party, is engaged in the sale or distribution of Products outside of the selling Party’s Territory, then the selling Party shall take all reasonable steps (including cessation of sales to such customer, sublicensee or distributor) necessary to limit such sale or distribution outside such Party’s Territory.

2.8         Cooperation by the Parties. The Parties shall cooperate in good faith to effectively and efficiently implement the objectives of this Agreement.

Article 3

Overview AND Management

3.1         Joint Steering Committee.

(a)         Formation and Purpose. Within 30 days of the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) to oversee and coordinate the Pre-Commercialization and Commercialization activities with respect to the Products in the Field in the Licensee Territory. The JSC shall also be a forum for the exchange of information between the Parties.

9

(b)         Members. Not later than 30 days from the Effective Date, Oramed shall appoint 2 representatives to the JSC, and HTIT shall appoint 2 representatives to the JSC. Each Party shall ensure that its representative(s) shall have sufficient seniority and expertise within the applicable Party to make decisions arising with the scope of the JSC’s responsibilities. The JSC may change its size from time to time by agreement of the Parties, provided that the JSC shall at all times consist of an equal number of representatives of Oramed, on the one hand, and Licensee. Each of Oramed and HTIT may replace its respective JSC representatives at any time upon written notice to the other Party. The JSC may invite non-members to participate in the discussions and meetings of the JSC where appropriate (and subject to such individuals being subject to mutually acceptable binders of confidentiality), provided that such participants shall have no voting authority at the JSC. The JSC shall have a chairperson, who shall serve for a term of one year, and who shall be selected alternately, on an annual basis, by Oramed or Licensee. The initial chairperson shall be selected by HTIT. The role of the chairperson shall be to convene and preside at meetings of the JSC and to ensure the preparation of minutes, but the chairperson shall otherwise have no additional powers or rights of any kind beyond those held by the other JSC representatives.

(c)         Meetings. The JSC shall meet at least quarterly during the Term unless the Parties mutually agree in writing to a different frequency for such meetings; provided, however, that there should be an in-person meeting at least once per year at a location and time agreed by the Parties (the “In-person Meeting”). No later than 15 days prior to any scheduled meeting of the JSC, the chairperson of the JSC shall prepare and circulate an agenda for such meeting and, as soon as practicable, materials for the meeting; provided, however, that either Party may propose additional topics to be included on such agenda prior to such meeting. The JSC may meet in person, by videoconference or by teleconference (except for the In-person Meeting which shall, obviously, be in-person). Each Party will bear the expense of its respective JSC members’ participation in JSC meetings. Meetings of the JSC shall be effective only if at least one representative of each of Oramed, on the one hand, and Licensee, on the other hand, is present or participating in such meeting. The chairperson of the JSC will be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect, without limitation, material decisions made at such meetings. The JSC chairperson shall send draft meeting minutes to each member of the JSC for review within 15 days after each JSC meeting. The members of the Committee shall have 15 days to provide comments. The JSC chairperson shall incorporate timely received comments and distribute revised minutes to all members of the JSC for their final review and approval by the later of 45 days after the relevant meeting or the next regularly scheduled meeting of the JSC. For clarity, if the JSC is not able to approve any minutes, it shall thereafter be deemed to be a dispute and shall be subject to the dispute resolution set forth in Section 3.1(d).

(d)        JSC Actions. Unless otherwise set forth in this Agreement, the JSC will take action by unanimous consent, with each of Oramed and Licensee having a single vote on the JSC, irrespective of the number of representatives actually in attendance at a meeting. In the event of a disagreement between the Oramed’s representatives and Licensee’s representatives of the JSC, the matter may be referred to one senior executive of each Party (i.e., the Chief Executive Officer or Chief Operating Officer of such Party or the chairman of the Board of Directors of such Party, the “Executives”) for resolution. If such Executives cannot resolve the matter within 15 days, then (i) if the matter arises prior to the commencement by Licensee of a Phase I Clinical Trial in the Licensee Territory, the Executive of Oramed shall have the final decision-making authority on such matter; and (ii) if the matter arises subsequent to the commencement by Licensee of a Phase I Clinical Trial in the Licensee Territory, the Executive of HTIT shall have the final decision-making authority on such matter; provided, further, in all cases, that any final determination made by such Executive shall be consistent with the terms of this Agreement and involve close consultation with the JSC.

3.2          Costs of Governance. The Parties agree that the costs incurred by each Party in connection with its participation in the JSC shall be borne solely by such Party.

10

3.3          Discontinuation of JSC. The JSC shall continue to exist throughout the Term unless the Parties unanimously agree to disband the JSC.

3.4         Technical Assistance. Upon the request of reasonable request of Licensee, and on terms as may be agreed between the Parties, Oramed will provide technical assistance to Licensee to support the use of Oramed Technology by Licenses in the Licensee Territory.

Article 4

PRE-COMMERCIALIZATION

4.1          Overview of Pre-Commercialization.

(a)        Overview. Oramed Ltd. shall be responsible for Pre-Commercialization Activities in the Licensee Territory, under the oversight of the JSC, as set forth in this Agreement, with the goal of obtaining Regulatory Approval for Products in the Licensee Territory. It is expressly agreed that HTIT shall be Oramed’s exclusive designee for the fulfillment of Oramed’s obligations as aforesaid and shall comply with the terms set out herein.

(b)        Consultation. Oramed shall provide advice, suggestions and constructive feedback on Licensee’s Pre-Commercialization strategy, plans and activities in the Licensee Territory (especially in view of Oramed’s desire to achieve (to the extent appropriate) global harmonization of Product pre-commercialization activities worldwide), either through the JSC or directly to Licensee if the JSC is disbanded. Such consultation shall also include advice and assistance concerning Licensee’s efforts to scale-up, as set forth in Section 4.2(a). Licensee will reasonably and in good faith consider any advice, suggestions, constructive feedback, comments and recommendations that Oramed may have in this regard.

4.2          Pre-Commercialization Plan.

(a)        General. The initial plan for the Pre-Commercialization of the Products is set out in Exhibit C attached hereto, as the same may be further updated or amended from time to time as set forth in Section 4.2(b), (the “Pre-Commercialization Plan”). The Pre-Commercialization Plan describes (i) the proposed overall program of Pre-Commercialization in the Licensee Territory, including clinical trials and associated timelines; (ii) timelines for key Regulatory Authority meetings, filing of applications for Regulatory Approval, and receipt of Regulatory Approvals, (iii) the tasks and responsibilities of Licensee under the Pre-Commercialization Plan, and (iv) an associated comprehensive budget for Pre-Commercialization Costs of Licensee. In the event of any inconsistency between the Pre-Commercialization Plan and this Agreement, the terms of this Agreement shall prevail. Oramed shall on an ongoing basis afford Licensee access to complete Oramed Technology, associated manufacturing processes and updates thereto as necessary for Licensee to independently manufacture Products as detailed in the Pre-Commercialization Plan, such Products to be used solely within the scope of the licenses granted to Licensee in this Agreement. Licensee shall at its expense scale-up the Oramed Technology in order to manufacture the Agreed Batch Sizes on a reproducible basis as set forth in the Pre-Commercialization Plan. Oramed shall, until the parties succeed in manufacturing three consecutive batches of the Agreed Batch Size of substantially similar quality and content, be obligated to provide ongoing consulting, advice and assistance services in order to support the scale-up process, including cooperating to provide access to Oramed Technology, associated manufacturing processes and updates thereto as set forth in the Pre-Commercialization Plan. The “Agreed Batch Size” means any batch size, provided that Oramed’s obligations hereunder shall not apply to batch sizes in excess of 100,000 capsules.

11

(b)         Updates to Pre-Commercialization Plan. From time to time during the Term, and at least on a semi-annual basis, Oramed and/or Licensee may propose relevant and reasonable updates and amendments, as appropriate, to the then-current Pre-Commercialization Plan, and shall submit same to the JSC. Any such updates and amendments shall require the approval of the JSC. Following the granting of such approval, each updated or amended Pre-Commercialization Plan shall become effective and supersede the previous Pre-Commercialization Plan.

4.3          Pre-Commercialization Activities

(a)         Licensee shall use Commercially Reasonable Efforts to carry out those activities designated for performance by Licensee in the Pre-Commercialization Plan, including all activities necessary to seek and obtain Regulatory Approval for the Products in the Field in the Licensee Territory (the “Pre-Commercialization Activities”). Notwithstanding anything to the contrary herein, provided that Oramed executes the Premas and Swisscaps Agreements, Licensee shall meet the Pre-Commercialization milestones set out in Exhibit D hereto (the “Pre-Commercialization Milestones”).

(b)         Licensee shall conduct all Pre-Commercialization Activities in accordance with the Pre-Commercialization Plan, including milestones set out therein, and standard scientific principles.

(c)         The status, progress and results of Pre-Commercialization Activities shall be discussed at meetings of the JSC, and Licensee shall provide the JSC with a written summary report on the status and progress of such Pre-Commercialization Activities at least 15 days prior to each scheduled JSC meeting, or, if the JSC meeting occurs less frequently than once per calendar quarter, on a quarterly basis. If the JSC has been disbanded, such status, progress and results shall be reviewed directly between the Parties on at least a quarterly basis. In addition, Licensee shall make available to Oramed such information about Pre-Commercialization Activities as may be reasonably requested by Oramed from time to time.

(d) Clinical Trials. As set forth in Exhibit C, Oramed will work with Licensee to initiate a Phase II study in the Licensee Territory under the same protocol used in Oramed’s Phase IIb United States clinical trial. This study will be fully funded by Licensee. Moreover, in the event that Oramed has not provided a third party with all rights to commercialize the Product in the United States, and as a result is managing the United States Phase III clinical study itself, at least one site involved in such clinical trial will be located in the Licensee Territory and such trial will be under the same protocol used in the Phase III United States study. This study in the Licensee Territory will be fully funded by Licensee.

4.4          Beginning on the Effective Date and continuing through receipt of first Regulatory Approval, Oramed shall have the right (but not the obligation) to have representatives of Oramed attend at the facilities of Licensee and Licensee’s Affiliates, Sublicensees and any authorized Third Parties involved in the Pre-Commercialization and manufacture of Products, for the purpose of visiting such facilities, meeting with personnel involved in Pre-Commercialization and manufacture, or accessing Product-related information available at these facilities. Licensee shall cooperate with Oramed and its representatives in all respects, and shall cause Licensee’s Affiliates, Sublicensees and any authorized Third Parties as aforesaid to cooperate in all respects with Oramed and its representative’s involved with the performance of the foregoing activities.

4.5          Compliance.

(a)         Each Party agrees that in performing its obligations under this Agreement: (i) it shall comply in all material respects with all applicable Laws; and (ii) it will not employ or engage any Person who has been debarred by any regulatory authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a regulatory authority.

12

(b)         Licensee shall have the right to engage subcontractors for the performance of its obligations under the Pre-Commercialization Plan, provided that Licensee shall ensure that such subcontractor(s) are bound by written obligations of confidentiality and invention assignment consistent with those contained in this Agreement. Licensee shall remain fully liable to Oramed for any act or omission of any such subcontractors.

(c)         Licensee shall maintain complete, current and accurate records of all work conducted by it under the Pre-Commercialization Plan (including all CMC-related activities), and all data and other Information resulting from such work. Such records shall fully and properly reflect all work done and results achieved in the performance of the Pre-Commercialization Activities in good scientific manner appropriate for regulatory and patent purposes. Oramed shall have the right to review all records maintained by Licensee at reasonable times, upon a reasonable written request.

4.6           Pre-Commercialization Costs. Licensee shall bear all costs incurred in carrying out the Pre-Commercialization activities (“Pre-Commercialization Costs”). All approvals and certificates from the Regulatory Authority in the Licensee Territory shall be applied for and issued in the name of the Licensee.

4.7           Performance of Clinical Trials and Access to Regulatory Data.

(a)                Notwithstanding Section 2.7 (Activities Outside of a Party’s Territory), Oramed, its Affiliates and their Sublicensees, in coordination with Licensee, shall have the right to conduct clinical trials and other studies in connection with the Oramed Technology in the Licensee Territory for the purpose of generating Regulatory Data in support of regulatory submissions to the regulatory authorities in the Retained Territory.

(b)                Licensee shall, in a timely manner and in compliance with all applicable Laws, provide Oramed with the right to use any and all Licensee Regulatory Data in accordance with Section 2.3.

(c)                Oramed shall, in a timely manner and in compliance with all applicable Laws, provide Licensee with the right to use any and all Oramed Regulatory Data in accordance with Section 2.2(c).

(d)                Licensee shall provide Oramed with summary reports generated in the conduct of Pre-Commercialization Activities, as well as written summaries of the regulatory filings regarding the Products in the Licensee Territory upon completion of applicable clinical trials. All Information provided hereunder (including such summary reports and written summaries) shall be in English and shall include sufficient information to enable Oramed to understand each study and its results. In addition, upon reasonable request by Oramed, Licensee shall provide access to its facility(ies) and to the facilities of Licensee’s Affiliates, Sublicensees and any authorized Third Parties involved in Pre-Commercialization Activities to the extent necessary to enable Oramed and its representatives to review on-site the study-specific portions of detailed Product-related analyses, raw data generated by such entities related to Products, Information, written Product-related reports, and regulatory filings that are made a part of, are related to, or are quoted in such summary reports or such written summaries.

(e)                Licensee shall ensure that in the event that it enters into any agreement with one or more Third Parties for Pre-Commercialization and Commercialization activities (each a “Third Party Partner”), that its contractual agreement(s) with such Third Party Partners include the right to transfer to Oramed any additional Regulatory Data generated or developed by such Third Party Partner for use in seeking regulatory approval. Licensee shall remain fully liable to Oramed for any act or omission of any such Third Party Partners.

13

(f)                 Confidentiality. All pre-clinical, analytical, non-clinical, and clinical data and associated reports disclosed by one Party to the other under this Agreement shall be deemed Confidential Information of the disclosing Party, subject to the permitted uses and disclosures described in this Section 4.7 (including pursuant to the licenses granted under Section 2.2).

4.8          Performance of Phase IIb Study and Notification. Licensee acknowledges that, as of the Execution Date, Oramed is sponsoring a multi-center Phase IIb clinical study involving the Product outside the Licensee Territory (the “Oramed Study”). Oramed will keep Licensee reasonably informed about the progress of the Oramed Study from time to time. Oramed will provide Licensee with written notice upon the issuance by Oramed or the issuance by Oramed Inc. of a press release disclosing the top-line data from the Oramed Study. The date on which such notice is provided to Licensee shall be referred to herein as the “Notification Date”.

Article 5

Regulatory Matters

5.1          Licensee’s Regulatory Responsibilities.

(a)        Licensee shall own all Regulatory Filings and Regulatory Approvals in the Licensee Territory, and shall be solely responsible for preparing any and all Regulatory Filings at its sole expense in accordance with the Pre-Commercialization Plan, subject to the terms of this Article 5. Oramed shall consult with Licensee as Licensee may reasonably request from time to time in connection with the preparation and filing of such Regulatory Filings.

(b)        Licensee shall keep Oramed informed of any material regulatory developments specific to Products throughout the Licensee Territory, and Oramed may contribute to the regulatory plans and strategies for the Products in the Licensee Territory, in each case through the JSC or directly to HTIT if the JSC has been disbanded.

(c)        Licensee shall be solely responsible for any discussions with any Regulatory Authority related to any Pre-Commercialization in the Field in the Licensee Territory, provided that Licensee will inform Oramed of any material discussions in advance to the extent practicable, and will reasonably consider any input from Oramed in preparation for such discussions.

(d)        To the extent permitted by the applicable Regulatory Authority in the Licensee Territory and as requested by Oramed, Licensee shall allow representatives of Oramed to participate in any material scheduled conference calls and meetings between Licensee and the Regulatory Authority at Oramed’s own expense. If Oramed elects not to participate in such calls or meetings, Licensee shall keep Oramed reasonably informed of the discussions between Licensee and the Regulatory Authority that take place during such calls or meetings.

(e)        With respect to all Regulatory Filings made by Licensee and/or its Affiliates and Sublicensees and any authorized Third Parties on their behalf in the Licensee Territory, Licensee shall, and shall ensure that such entities will: (i) submit only data and information that are free from fraud or material falsity; (ii) not use bribery or the payment of illegal gratuities in connection with its Regulatory Filings for the Products; and (iii) submit only data and information that are accurate in all material respects for purposes of supporting Regulatory Approval.

14

5.2          Additional Regulatory Negative Covenants. If either Oramed or Licensee believes that the other Party, as the case may be, is taking or intends to take any action with respect to the Products that would reasonably be expected to have a material adverse impact upon the regulatory status of the Products in the Retained Territory or the Licensee Territory, as applicable, such Party shall have the right to bring the matter to the attention of the JSC (or directly to such Party if the JSC is disbanded). Without limiting the foregoing, with respect to the Products, unless the Parties otherwise agree in writing: (a) Licensee shall not communicate with any Regulatory Authority having jurisdiction in the Retained Territory, unless so ordered by such Regulatory Authority, in which case Licensee shall provide immediately to Oramed written notice of such order; (b) Licensee shall not submit any Regulatory Filings or seek Regulatory Approvals for the Products in the Retained Territory; (c) Oramed shall not communicate with any Regulatory Authority having jurisdiction in the Licensee Territory, unless so ordered by such Regulatory Authority, in which case Oramed shall provide immediately to Licensee written notice of such order; and (d) Oramed shall not submit any Regulatory Filings or seek Regulatory Approvals in the Licensee Territory (other than in connection with clinical trials as permitted pursuant to Section 4.7(a)).

5.3          Recalls. If any Regulatory Authority issues or requests a recall or takes a similar action in connection with the Product in a Party’s Territory, or if a Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal of Product in such Party’s Territory, such Party will promptly notify the other Party thereof in writing and by telephone, email or facsimile and use Commercially Reasonable Efforts to promptly discuss such event, incident or circumstance with the other Party in order to jointly determine the appropriate course of action (except in the case of a recall mandated by a Regulatory Authority in the applicable Territory, in which case a Party may act without such advance notice but will notify the other Parties as soon as possible), and shall provide to the other Party copies of all relevant correspondence, notices and the like. Subject to the foregoing sentence, Licensee will retain ultimate responsibility for deciding whether to conduct a recall of Products in the Licensee Territory and the manner in which any such recall will be conducted; and Oramed will retain ultimate responsibility for deciding whether to conduct a recall of Products in the Retained Territory and the manner in which any such recall will be conducted.

Article 6

Commercialization

6.1          Overview of Commercialization in the Licensee Territory.

(a)         Overview. Licensee will be solely responsible for all aspects of the Commercialization of Products in the Licensee Territory, which shall be conducted in compliance with all applicable Laws and in accordance with a Commercialization plan for the Territory to be prepared by Licensee and provided to Oramed reasonably in advance of the First Commercial Sale (the “Commercialization Plan”). Such Commercialization Plan shall include the activities and timelines in preparation for the launch of each such Product and after such Product launch, and shall be updated on at least an annual basis by Licensee.

(b)        Consultation. Oramed shall provide advice, suggestions and constructive feedback on the Licensee’s commercialization strategy, plans and activities, either through the JSC or directly with Licensee once the JSC is disbanded. Licensee will reasonably and in good faith consider any advice, suggestions, constructive feedback, comments and recommendations that Oramed may have with respect to Licensee’s commercialization of the Product.

15

6.2          Licensee’s Performance.

(a)         Commercial Diligence. Licensee shall use Commercially Reasonable Efforts to Commercialize Products throughout the Licensee Territory. Without limiting the generality of the foregoing, Licensee shall conduct all Commercialization activities in accordance with the Commercialization Plan, with a level of effort that is consistent with industry standards and is designed to maximize the overall commercial opportunity for the Product, and shall use Commercially Reasonable Efforts to launch the first Product in the Licensee Territory within six (6) months after obtaining Regulatory Approval and to market Products following such launch. Notwithstanding anything to the contrary herein, Licensee shall meet the Commercialization milestones set out in Exhibit D hereto (the “Commercialization Milestones”).

(b)        Reports. From and after the date that is six (6) months before the anticipated date of First Commercial Sale, Licensee shall update Oramed at least once in each calendar quarter regarding Licensee’s Commercialization activities, including at Oramed’s reasonable request providing annual sales guidance forecasts. In addition, from and after the date that is six (6) months before the anticipated date of First Commercial Sale, Licensee shall present a written quarterly report to Oramed summarizing Licensee’s Commercialization activities pursuant to this Agreement, at a level of detail reasonably requested by Oramed and sufficient to enable Oramed to determine Licensee’s compliance with its diligence obligations pursuant to this Section 6.2. In addition to such quarterly updates and written reports, upon the reasonable request of Oramed, Licensee shall provide to Oramed on an interim basis then-current Commercialization figures and data of Licensee and its Sublicensees and Affiliates that are reportable to Oramed under this Agreement. For clarity, all reports and information shared with Oramed pursuant to this Section 6.2(b) shall be deemed Licensee’s Confidential Information as per Article 12.

6.3          Trademark. As soon as a Party determines the trademarks to be used in commercializing the Products in its respective Territory, such Party shall promptly notify the other Party and thereafter, as between the Parties, shall have the exclusive right to use such trademark(s) throughout its Territory. Licensee shall have the right to brand the Product in the Licensee Territory using Licensee’s related trademarks and any other trademarks and trade names Licensee determines reasonably appropriate for the Product subject to the consent and approval of Oramed in connection thereto (“Product Marks”), which consent and approval shall not be unreasonably withheld. Licensee shall own all rights in and to the Product Marks and will be responsible for filing, prosecution, maintenance and defense of all registrations of the Product Marks, and will be responsible for the payment of any costs relating to filing, prosecution, maintenance and defense of all Product Marks, in the Territory. Licensee shall not, and shall ensure that its Affiliates and Sublicensees will not, make any use of any trademark similar to the trademark used by Oramed in commercializing the Products in the Retained Territory. Unless expressly required by applicable Law or otherwise expressly agreed in writing by Oramed, Licensee may not use the corporate name, trademark or logo of Oramed, Oramed Inc. or/and of their respective Affiliated entities for any purpose. Should such use become required as a result of applicable Law or other written agreement between the Parties, such usage shall be in strict compliance with Oramed’s then-current guidelines for such name, trademark or logo usage.

Article 7

manufacturing

7.1          Manufacture by or on Behalf of Licensee. Licensee shall be solely responsible for the manufacture and supply of Product for use in Pre-Commercialization and Commercialization, including for clinical and commercial purposes. Manufacture of Products for use in Pre-Commercialization and Commercialization will be performed in the Licensee Territory, and shall be performed solely by Licensee. Licensee shall ensure that all manufacture of Product meets GMP standards or their equivalent in the Licensee Territory and Oramed Product specifications. Licensee shall bear all costs and expenses incurred in connection with the manufacture and supply of the Products for the Licensee Territory, including all clinical manufacturing costs and the cost of qualifying its facilities.

16

7.2          Manufacture of Product for Oramed. Upon Oramed’s request, Licensee agrees to manufacture and supply Product to Oramed (or Oramed’s designee(s)) for resale in the Retained Territory on a cost-plus 8% basis.

Article 8

Financial TERMS AND REPORTING

8.1          Initial Payment. Within 20 days of the Execution Date, Licensee shall pay US $3,000,000 (the “Initial Payment”) to Oramed. It is expressly agreed that, upon release to Oramed, the Initial Payment shall be non-refundable and non-creditable except as agreed in Section 13.4 of the Agreement.

8.2          Subsequent Payment. Except the Initial Payment, Licensee shall pay Oramed the subsequent payment in accordance with the Payment Schedule as set forth in Exhibit F1 (the “Subsequent Payment”). In addition, Licensee shall pay Oramed the additional service agreement milestones payments in accordance with the Payment Schedules set forth in Exhibit F2 and F3 (the “Service Agreement Milestone Payments”). Failure to make the Subsequent Payment and the Service Agreement Milestone Payments in full upon satisfaction by Oramed of the applicable milestones shall be deemed a material breach of this Agreement giving rise to Oramed’s right to terminate this Agreement pursuant to Section 13.2.

8.3          Royalties.

(a)        Royalty Rates. The Licensee shall pay to Oramed a running royalty of the Applicable Rate on Net Sales during the Royalty Term. The “Applicable Rate” means 10%, provided however, that the Applicable Rate shall be reduced to (a) 8%, if neither of the Premas Agreement or Swisscaps Agreement is executed within 10 months of the Effective Date or (b) 9%, if only one of the Premas Agreement or Swisscaps Agreement is executed within 10 months of the Effective Date or (c) 5%, if following the expiration of the last-to-expire Valid Claim of an Oramed Patent covering the use, import, manufacture or Commercialization of such Product in the Licensee Territory, a generic equivalent for the Product is released in the Licensee Territory by a Third Party that is followed by a reduction of at least 50% in the retail price of the relevant Product in the Licensee Territory.

(b)        Royalty Term. The royalty payment obligation under this Section 8.3 shall apply, on a Product-by-Product basis in the Licensee Territory, during the period of time beginning upon the First Commercial Sale of such Product in the Licensee Territory, and ending upon the later of: (i) the expiration of the last-to-expire Valid Claim of an Oramed Patent covering the use, import, manufacture or Commercialization of such Product in the Licensee Territory; and (ii) 15 years after the First Commercial Sale of such Product in the Licensee Territory (such period, the “Royalty Term”).

8.4          Payments and Reports. Within 30 days after the end of each calendar quarter commencing from First Commercial Sale, Licensee shall deliver to Oramed a report containing the following information for the prior calendar quarter:

(i)            the number of units of Products sold by Licensee, its Affiliates and any party acting on its or their behalf (including Sublicensees);

17

(ii)           the gross amount invoiced for the Product sold by Licensee, its Affiliates and any party acting on its or their (including Sublicensees);

(iii)          a calculation of Net Sales, including an itemized listing of deductions permitted under the definition of Net Sales; and

(iv)          a calculation of the total amount payable to Oramed in U.S. Dollars, together with the exchange rates used for conversion.

Concurrent with the delivery of each report delivered pursuant to the foregoing, Licensee shall remit to Oramed all amounts due with respect to Net Sales and other payments due for the applicable calendar quarter. If no royalties or other payments are due to Oramed for such reporting period, the report shall so state. In addition, Licensee shall provide Oramed, within 60 days after the end of each calendar year during the Term, commencing at the end of the calendar year in which First Commercial Sale occurred, with a report, certified by an independent certified public accountant, relating to royalties and other payments due to Oramed pursuant to this Agreement in respect of the previous calendar year and containing the same details as those specified above in respect of the previous calendar year.

8.5          Payment Method, Currency and Late Payments. All payments due hereunder shall be made in U.S. Dollars by wire transfer of immediately available funds to Oramed’s bank account, the details of which are set out in Exhibit E hereto. Payment shall be made directly from a Chinese bank account of Licensee. Where Net Sales are calculated in currencies other than U.S. Dollars, they will be converted into U.S. Dollars using the Bank of China “Middle Rate” on the last business day of the applicable calendar quarter. If Oramed does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due until the date of payment at the per annum rate of 10% or the maximum rate allowable by applicable Law, whichever is lower, compounded monthly.

8.6          Records; Audits. Licensee will maintain (and will cause its Affiliates and Sublicensees to maintain) complete and accurate records in sufficient detail to permit Oramed or its representatives to confirm the accuracy of the calculation of payments under this Agreement, as well as to confirm Pre-Commercialization Costs and Regulatory Data Costs. Upon reasonable prior notice, such records shall be available during regular business hours for a period of 3 years from the end of the calendar year to which they pertain for examination at the expense of Oramed, by an independent certified public accountant selected by Oramed and reasonably acceptable to Licensee, for the purpose of verifying the accuracy of the financial reports or payments furnished by Licensee pursuant to this Agreement. Any amounts shown to be owed but unpaid shall be paid within 30 days from the accountant’s report, plus interest (as set forth in Section 8.5) from the original due date. Oramed shall bear the full cost of such audit unless such audit discloses an underpayment by Licensee of more than 3% of the amount due, in which case Licensee shall bear the full cost of such audit.

8.7          Taxes. Amounts due hereunder are exclusive of value added, sales, excise and similar taxes, all of which shall be added to payments made hereunder in accordance with applicable law and regulations. The Parties shall use all reasonable and legal efforts to reduce or eliminate Tax or similar obligations in respect of the Initial Payment, Subsequent Payment, royalties, and any other payments made by Licensee to Oramed under this Agreement, to the extent permitted by applicable law.

18

8.8          Withholding and Similar Taxes. Amounts due hereunder are inclusive of any withholding and similar taxes, all of which shall be withheld and deducted directly from payments made hereunder in accordance with applicable law and regulations. To the extent Licensee is required under applicable law in the Licensee Territory to withhold taxes from any amounts due to Oramed under this Agreement, Licensee shall (a) pay the amounts of such taxes to the proper governmental authority in the Licensee Territory in a timely manner, (b) promptly transmit to Oramed an official certificate or other documentation of the payment of any such withholding taxes paid, including copies of receipts or other evidence reasonably required and sufficient to enable Oramed to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits, if available. Oramed shall provide Licensee any tax forms that may be reasonably necessary in order for Licensee to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Oramed shall use reasonable efforts to provide any such tax forms to Licensee at least 30 days prior to the due date for any payment for which Oramed desires that Licensee apply a reduced withholding rate. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Law, of withholding taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax. Licensee shall require its Affiliates and Sublicensees to cooperate with Oramed in a manner consistent with this Section 8.8

Article 9

Intellectual Property

9.1          Ownership of Inventions. It is expressly agreed that Oramed Ltd. is the exclusive owner of the Oramed Technology, and shall be the owner of any know-how and inventions related to the Products generated under this Agreement made by employees, agents, or independent contractors of Oramed, (“Oramed Inventions”), it being agreed that Oramed Inventions, if any, shall be included within the scope of the licenses granted pursuant to Section 2.2. Know-how and inventions other than Oramed Inventions that are made by employees, agents, or independent contractors of the Licensee (as well as know-how and inventions made by its Affiliates and/or Sublicensees), in the course of conducting their activities under this Agreement, together with all intellectual property rights therein, (“Licensee Inventions”) shall be the exclusive property of the Licensee.

9.2          Disclosure of Inventions. Licensee shall promptly disclose to Oramed any invention disclosures, or other similar documents, submitted to them by their respective employees, agents or independent contractors (as well their respective Affiliates and/or Sublicensees) describing Oramed Inventions.

9.3          Joint Inventions. Inventions other than Oramed Inventions that are jointly arrived at in the course of the Parties’ conducting their activities under this Agreement (“Joint Inventions”) shall be jointly owned by the Parties. In such event, Licensee may exploit such Joint Inventions in the Licensee Territory and Oramed may exploit such Joint Inventions in the Retained Territory. The parties shall collaborate in good faith with respect to seeking appropriate protection for Joint Inventions, if any. For the purpose of clarity, the Licensee shall have the exclusive right to further exploit the Oramed Inventions and/or the Joint Inventions in the Licensee Territory, according to the terms of this Agreement, without any payment to Oramed other than the payments agreed in this Agreement.

9.4          Prosecution of Patents.

(a)         General. The Parties shall cooperate with each other to achieve (to the extent appropriate) global harmonization of filing, prosecution and maintenance of Oramed Patents.

19

(b)        Oramed Prosecuted Patents. Subject to the terms of this section, Oramed shall have the sole right to prepare, file, prosecute and maintain all Oramed Patents in the Licensee Territory, (the “Oramed Prosecuted Patents”). All Oramed Prosecuted Patents shall be prepared, filed, prosecuted and maintained through a law or patent attorney firm selected by Oramed, at Oramed’s expense. Oramed will consult, or will instruct its patent counsel to consult with Licensee regarding the content of patent applications contained within the Oramed Prosecuted Patents, the prosecution thereof and the content of communications with the relevant patent agencies in the Licensee Territory. Oramed shall reasonably consider comments by Licensee with respect to the foregoing so long as such comments are received by Oramed a reasonable amount of time in advance of any filing deadlines. To avoid doubt, Oramed has and shall retain sole discretion with respect to the preparation, filing, prosecution and maintenance of all Oramed Patents in the Retained Territory; provided, however, that Oramed shall be required to obtain the prior written consent of Licensee prior to abandoning any Oramed Patents in the Licensee Territory, such consent not to be unreasonably withheld, conditioned or delayed.

(c)        HTIT Prosecuted Patents. Subject to the terms of Section 9.1, HTIT shall have the sole right at its sole discretion to prepare, file, and prosecute the patent applications claiming the Licensee Inventions in the Licensee Territory (“HTIT Prosecuted Patents”). All HTIT Prosecuted Patents shall be prepared, filed, prosecuted and maintained through a law or patent attorney firm selected by HTIT, at HTIT’s expense.

(d)        Cooperation in Prosecution. Each Party shall provide the other Party all reasonable assistance and cooperation in the efforts provided above in this Section 9.4, including providing any necessary powers of attorney and executing any other required documents or instruments for such efforts (without charge to the other Party).

(e)        No Warranty. Nothing contained herein shall be deemed to be a warranty by any Party that such Party can or will be able to obtain patents on patent applications included in the Oramed Technology or the Licensee Technology, or that any of the Oramed Patents or HTIT Prosecuted Patents will afford adequate or commercially worthwhile protection.

9.5          Infringement of Patents by Third Parties.

(a)         Notification. Each Party shall promptly notify the other Party in writing of any existing or threatened infringement of the Oramed Patents and/or Oramed Prosecuted Patents in the Licensee Territory through the Pre-Commercialization or Commercialization by a Third Party, of which such Party becomes aware, and of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Oramed Patents and/or Oramed Prosecuted Patents in the Licensee Territory (collectively “Patent Infringement”).

(b)        Patent Infringement.

(1)          For any Patent Infringement, each Party shall share with the other Party all Information available to it regarding such alleged infringement. Licensee shall have the first right, but not the obligation, to bring an appropriate suit or other action in the Licensee Territory against any person or entity engaged in such Patent Infringement, subject to Section 9.5(b)(2) through 9.5(b)(4) below. If Licensee fails to institute and prosecute an action or proceeding in the Licensee Territory to abate the Patent Infringement within a period of 60 days after the first notice is delivered under Section 9.5(a), then Oramed shall have the right but not the obligation to commence a suit or take action in the Licensee Territory to enforce the applicable Oramed Prosecuted Patents against such Third Party perpetrating such Patent Infringement, at its own cost and expense. In the event that Oramed exercises such right to commence such suit or to take action in the Licensee Territory regarding such Patent Infringement, Licensee shall reasonably cooperate with Oramed in connection with such Oramed Prosecuted Patent enforcement efforts.

20

(2)          Each Party shall provide to the Party enforcing any such rights under this Section 9.5(b) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Law to pursue such action. The enforcing Party shall keep the other Parties regularly informed of the status and progress of such enforcement efforts and shall reasonably consider the other Party’s comments on any such efforts.

(3)          Each Party shall bear all of its own internal costs incurred in connection with its activities under this Section 9.5(b). In the event a Party commences a Patent Infringement action in the Licensee Territory, it shall bear all external costs and expenses for such action.

(4)         The Party not bringing an action with respect to Patent Infringement under this Section 9.5(b) shall be entitled to separate representation in such matter by counsel of its own choice, and its own expense, but such Party shall at all times cooperate fully with the Party bringing such action.

(c)        Infringement other than a Patent Infringement. For any and all infringements of any Oramed Prosecuted Patent other than a Patent Infringement (including the enforcement of Oramed Patents against infringement in the Retained Territory), as between the Parties, Oramed shall have the sole and exclusive right to bring an appropriate suit or other action against any person or entity engaged in such other infringement, in its sole discretion, and as between the Parties Oramed shall bear all related expenses and retain all related recoveries. Oramed shall keep Licensee regularly informed of the status and progress of such enforcement efforts and shall reasonably consider Licensee’s comments on any such efforts where appropriate, in Oramed’s discretion.

(d)        Settlement. Licensee shall not settle any claim, suit or action brought under this Section 9.5 involving Oramed Patents and/or Oramed Prosecuted Patents without the prior written consent of Oramed. In the Licensee Territory, Oramed shall not settle any claim, suit or action brought involving Oramed Patents and/or Oramed Prosecuted Patents without prior written consent of Licensee, such consent not to be unreasonably withheld, conditioned or delayed. Nothing in this Article 9 shall require Oramed to consent to any settlement that would have an adverse impact upon any Oramed Patent in the Retained Territory, or to the pre-commercialization, commercialization, manufacture, use, importation, offer for sale or sale of Products in the Retained Territory.

(e)        Allocation of Proceeds. The enforcing Party shall retain monetary damages recovered from any Third Party in a suit or action brought by it under this Section 9.5 after first reimbursing the Parties for any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel); provided, however, that, in the event Licensee is the Party bringing suit, Licensee shall pay Oramed 30% of the amount of such recovery which is retained by Licensee after such reimbursement.

9.6          Infringement of Third Party Rights in the Licensee Territory. If the Licensee becomes the subject of a lawsuit brought by a third party unaffiliated with Licensee or Licensee’s customers or sublicensees, that the manufacture, use or sale of the Product or technology actually transferred under the Swisscap or Premas Agreements infringes the intellectual property rights of such unaffiliated third party in the Licensee Territory, then Oramed shall defend such lawsuit as required pursuant to Section 11.1 and shall make reasonable commercial efforts to procure for Licensee the intellectual property rights in the Licensee Territory necessary such that Licensee’s manufacture, use or sale of the Product in the Licensee Territory shall not infringe the intellectual property rights of such third party. The foregoing shall not apply to the extent Oramed is not required to defend and indemnify the applicable claim pursuant to Section 11.1

21

Article 10

Representations And Warranties

10.1        Mutual Representations and Warranties. Each Party hereby represents and warrants that, as of the Effective Date:

(a)        Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b)        Authority and Binding Agreement. It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to and limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws generally applicable to creditors’ rights; and (ii) judicial discretion in the availability of equitable relief.

(c)        No Conflict. The execution and delivery of this Agreement, and the performance by such Party of its obligations under this Agreement, including the grant of rights to the other Party pursuant to this Agreement, does not and will not: (i) conflict with, nor result in any violation of or default under any instrument, judgment, order, writ, decree, contract or provision to which such Party is otherwise bound; (ii) give rise to any lien, charge or encumbrance upon any assets of such Party or the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval that applies to such Party, its business or operations or any of its assets or properties; or (iii) conflict with any rights granted by such Party to any Third Party or breach any obligation that such Party has to any Third Party.

(d)        Required Consents. It has obtained, or is not required to obtain, the consent, approval, order, or authorization of any Third Party, or has completed, or is not required to complete, any registration, qualification, designation, declaration or filing with, any Governmental Authority, in connection with the execution and delivery of this Agreement and the performance by such Party of its obligations under this Agreement, including any grant of rights to the other Party pursuant to this Agreement.

10.2        Additional Representations and Warranties of Oramed. For purposes of this Section 10.2, the phrase “the knowledge of Oramed” means the actual knowledge of Oramed’s executive officers, after reasonable inquiry. Oramed hereby represents and warrants that, as of the Execution Date:

(a)        Oramed has all necessary rights in and to the Oramed Technology and has the right to grant Licensees the licenses set out in Section 2.2;

22

(b)        It has not received any written notice from any Third Party asserting or alleging that research or development of any Product by Oramed infringed or misappropriated or infringes or misappropriates the intellectual property rights of such Third Party;

(c)        There are no actual, pending, or to the knowledge of Oramed, alleged or threatened adverse actions, suits, claims, interferences or formal governmental investigations involving the Products or the Oramed Technology relating to the Products by or against Oramed in or before any court, governmental or regulatory authority; and

(d)        To the knowledge of Oramed, there is not any pending claim or litigation which alleges that its use of the Oramed Technology has violated the intellectual property rights of any Third Party.

(e)        Subject to Section 2.1, and to the knowledge of Oramed as of the Execution Date, there are no additional limitations or restrictions (including but not limited to the licensing of any Third Party, the paying to any Third Party and the reliance on the patent of any Third Party) which will affect the use of Oramed Technology by the Licensee.

10.3        Additional Representations and Warranties of Licensee. For purposes of this Section 10.3, the phrase “the knowledge of Licensee” means the actual knowledge of Licensee’s executive officers, after reasonable inquiry. Licensee hereby represents and warrants that, as of the Execution Date:

(a)        Licensee has all necessary rights in and to the Licensee Technology and has the right to grant Oramed the licenses set out in Section 2.3;

(b)        Licensee has not received any written notice from any Third Party asserting or alleging that the Licensee Technology infringed or misappropriated or infringes or misappropriates the intellectual property rights of such Third Party;

(c)        There are no actual, pending, or to the knowledge of Licensee, alleged or threatened adverse actions, suits, claims, interferences or formal governmental investigations involving the Licensee Technology by or against Licensee in or before any court, governmental or regulatory authority; and

(d)        To the knowledge of Licensees, there is not any pending claim or litigation which alleges that its use of the Licensee Technology has violated the intellectual property rights of any Third Party.

10.4        Disclaimer. Licensee acknowledges and understands that the Products are the subject of ongoing clinical trials and that Oramed cannot and does not assure the safety or efficacy of the Products, or that the Products will be approved by any Regulatory Authority in the Licensee Territory or elsewhere, or that the Products will be commercially viable or successful.

10.5        Oramed hereby makes the special warranties to the Licensee: (a) Oramed will grant Licensee rights to all Oramed Technology and Oramed Regulatory Data in accordance with the terms of this Agreement; and (b) to the knowledge of Oramed as of the Execution Date, the manufacture, sale, offer for sale, import of the Products by Licensee in the Licensee Territory would not infringe any intellectual property rights of any Third Party. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 10, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT (OTHER THAN AS SET FORTH ABOVE), OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY.

23

Article 11

Indemnification

11.1        Indemnification by Oramed. Oramed hereby agrees to defend, hold harmless and indemnify (collectively, “Indemnify”) Licensee and its directors, officers, employees, sublicensees and customers (the “Licensee Indemnitees”) from and against any and all liabilities, expenses or losses, including reasonable legal expenses and attorneys’ fees (collectively “Losses”) in each case resulting from Third Party suits, claims, actions and demands (each, a “Third Party Claim”) arising out of (a) a breach of Oramed’s representations and warranties set forth in Article 10 or (b) any claim by a third party unaffiliated with Licensee or Licensee’s customers or sublicensees, that the manufacture, use or sale of the Product or technology actually transferred under the Swisscap or Premas Agreements infringes the intellectual property rights of such unaffiliated third party in the Licensee Territory. Oramed’s obligation to Indemnify the Licensee Indemnitees pursuant to this Section 11.1 shall not apply to the extent that (i) the Licensee Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Oramed’s defense of the relevant Losses is materially prejudiced by such failure, or (ii) any Losses arise from, are based on, or result from the negligence, violation of law or willful misconduct of any Licensee Indemnitee or Licensee Sublicensee or from any activity for which Licensee is obligated to Indemnify Oramed under Section 11.2 or (iii) to the extent the Third Party Claim relates to any technology, materials or manufacturing processes that are not owned or developed by Oramed.

11.2        Indemnification by Licensee. Licensee hereby agrees to indemnify Oramed, its Affiliates, and their respective directors, officers and employees (the “Oramed Indemnitees”) from and against any and all Losses in each case resulting from Third Party Claims arising out of (a) a breach of any of Licensee’s obligations under this Agreement, including Licensee’s representations and warranties set forth in Article 10; and (b) the Pre-Commercialization, manufacture, use, handling, storage, sale or other Commercialization or disposition of Products in the Licensee Territory by or on behalf of Licensee, its Affiliates and/or Sublicensees, including as a result of any infringement claims or product liability claims. Licensee’s obligation to Indemnify the Oramed Indemnitees pursuant to this Section 11.2 shall not apply to the extent that (i) the Oramed Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Licensee’s defense of the relevant Losses is materially prejudiced by such failure, or (ii) any Losses arise from, are based on, or result from the negligence or willful misconduct of any Oramed Indemnitee or from any activity for which Oramed is obligated to indemnify the Licensee Indemnitees under Section 11.1.

11.3        Procedure. The indemnified Party shall provide the indemnifying Party with prompt written notice of the Third Party Claim which might give rise to an indemnification obligation pursuant to this Article 11 indicating the nature of the claim and the basis therefore. The indemnifying Party shall have the right, at its option, to assume the defense of, at its own cost and by its own counsel, any such Third Party Claim involving the asserted liability of the indemnified Party. If any indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the indemnified Party of its intention to do so, and the indemnified Party shall agree to cooperate with the indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability; provided, however, that the indemnifying Party shall not, as part of any settlement or other compromise, admit to liability for which the indemnifying Party is not fully indemnifying the indemnified Party or agree to an injunction with respect to activities of the indemnified Party without the written consent of the indemnified Party, not to be unreasonably withheld, conditioned or delayed. Notwithstanding an election by the indemnifying Party to assume the defense of any Third Party Claim as set forth above, such Indemnified Party shall have the right (at its own cost if the indemnifying Party has elected to assume such defense) to employ separate counsel and to participate in the defense of any Third Party Claim. All costs incurred by an indemnified Party in connection with enforcement of its rights under Sections 11.1 or 11.2, as applicable, shall also be reimbursed by the indemnifying Party promptly after final determination that such indemnified Party is entitled to such indemnification by the indemnifying Party.

24

11.4        Limitation of Liability. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTIONS 11.1 OR 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 12, OR FOR LICENSEE’S BREACH OF THE SCOPE OF THE LICENSE RIGHTS GRANTED UNDER THIS AGREEMENT.

11.5        Insurance. Licensee shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations under this Agreement and which are consistent with normal business practices of global pharmaceutical companies at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold by Licensee, its respective Affiliates and/or Sublicensees, and for a period of 7 years thereafter. It is understood that such insurance shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations under this Article 11.

Article 12

Confidentiality

12.1        Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for a period of 7 years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party. The foregoing confidentiality and non-use obligations shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by competent written proof:

(a)         was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)        was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)        became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)        is subsequently disclosed to the receiving Party by a Third Party who has a legal right to make such disclosure; or

25

(e)         is subsequently independently discovered or developed by the receiving Party without the aid, application, or use of the disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.

12.2       Authorized Disclosure. Notwithstanding the obligations set forth in Section 12.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement (which terms shall be the Confidential Information of both Parties) to the extent:

(a)        such disclosure: (i) is reasonably necessary for filing or prosecuting Patent rights as contemplated by this Agreement; or (ii) is reasonably necessary for prosecuting or defending litigation as contemplated by this Agreement; or

(b)        such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such individuals to provide advice to the receiving Party, provided that in each such case on the condition that such directors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with those contained in this Agreement; or (ii) to actual or potential investors or acquirers solely for the purpose of evaluating an actual or potential investment or acquisition; provided that in each such case on the condition that such actual or potential investors or acquirers are bound by confidentiality and non-use obligations consistent with those contained in the Agreement; or

(c)        such disclosure is required by judicial or administrative process, provided that in such event such Party shall promptly inform the other Party of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 12, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order, to ensure the continued confidential treatment of such Confidential Information; or

(d)        such disclosure is reasonably necessary to its collaborators in its respective Territory (including clinical research organizations, hospitals, doctors, consultants, subcontractors and Affiliates) for the purpose of Pre-Commercialization and/or Commercialization activities, solely for the purpose of carrying out such collaboration, on the condition that such collaborators are bound by confidentiality and non-use obligations consistent with those contained in the Agreement; or

(e)        such disclosure is required by applicable Law, including without limitation U.S. federal or state securities laws and regulations.

12.3        Publication. In the event that Licensee, its Affiliates and/or Sublicensee, as may be applicable, desire to publish or otherwise present or disclose papers containing results of and other information regarding Pre-Commercialization and/or Commercialization of Products, including oral presentations and abstracts, (i) they shall ensure that such disclosures do not contain any Oramed Confidential Information; and (ii) they shall provide a copy of any such disclosures to Oramed and shall not make any such disclosures until they have received the prior written consent of Oramed which Oramed may give or withhold in its sole discretion.

26

12.4        Publicity; Use of Names. Subject to Section 12.2 and the rest of this Section 12.4, no disclosure of the terms of this Agreement may be made by any Party or its Affiliates, and no Party shall use the name, trademark, trade name or logo of any other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or other public disclosure relating to this Agreement or its subject matter, without the prior express written permission of such other Party, except as may be required by Law.

(a)         Notwithstanding anything contained in this Agreement to the contrary, a Party may disclose this Agreement and its terms in securities filings with the U.S. Securities Exchange Commission (“SEC”), the China Securities Regulatory Commission (“CSRC”), Israel Securities Authority (“ISA”) or other regulatory agency (collectively, “Securities Agencies”) or exchange where a Party’s securities are traded (or equivalent foreign agency or exchange) (collectively, “Exchanges”) to the extent required by Law after complying with the procedure set forth in this Section 12.4. In such event, the Party seeking such disclosure will prepare a draft confidential treatment request and a proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no more than 7 days after receipt of such confidential treatment request and proposed redactions (or such lesser period of time as required by Law)) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines proscribed by applicable Securities Agencies and/or Exchanges. The Party seeking such disclosure shall exercise Commercially Reasonable Efforts to obtain confidential treatment of the Agreement from applicable agency or exchange as represented by the redacted version reviewed by the other Party.

(b)        Further, each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with Securities Agencies and/or Exchanges) of the execution and delivery of this Agreement as well as certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by Law; provided, however, that the Party seeking such disclosure first provides the other Party with a copy of the proposed disclosure, and provided further that (except to the extent that the Party seeking disclosure is required to disclose such information to comply with applicable Law) if the other Party demonstrates to the reasonable satisfaction of the Party seeking disclosure, within 3 days of such Party’s providing the copy, that the public disclosure of previously undisclosed information will materially adversely affect the pre-commercialization or commercialization of a Product being pre-commercialized or commercialized in the applicable Territory, the Party seeking disclosure will remove from the disclosure such specific previously undisclosed information as the other Party shall reasonably request to be removed.

(c)         During the Term, each Party shall have the right to issue a press release or make a public announcement concerning the material terms of this Agreement or the Pre-Commercialization or Commercialization under this Agreement. If a Party desires to issue such a press release or make such a public announcement, it shall provide the other Party with reasonable advance notice of the content thereof. The other Party shall have the right to review and comment on such proposed press release or announcement and the Party proposing such press release or public announcement shall take into consideration and incorporate when appropriate the comment from the other Party; provided, however, that in the event that a Party does not respond within 3 days of the date on which the announcement was provided to such Party, the Party desiring to issue the release or make the announcement may proceed to do so.

(d)        The Parties agree that after a public disclosure pursuant to Sections 12.4(a), (b) or (c) has been reviewed and approved by the other Party (or be deemed to have been approved), the disclosing Party may make subsequent public disclosures or issue a press release disclosing the same content as was contained in such public disclosure without having to obtain the other Party’s prior consent and approval.

(e)         Licensee acknowledges and agrees that Oramed may furnish a fully executed copy of this Agreement to Oramed Inc.

27

12.5        Equitable Relief. Each Party acknowledges that a breach of this Article 12 may not reasonably or adequately be compensated in damages in an action at law and that such a breach shall cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party may be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein by the other Party.

Article 13

Term And Termination

13.1       Term. The Term of this Agreement will commence on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect until the cessation of all Commercialization in the Licensee Territory. Upon the expiration of the Royalty Term, the licenses granted to Licensee pursuant to Section 2.2 shall become fully-paid up, royalty-free.

13.2       Termination for Breach.

(a)       Notice. If either Oramed believes that HTIT is in material breach of this Agreement, or if HTIT believes that Oramed is in material breach of this Agreement, then the Party holding such belief, as the case may be (the “Non-Breaching Party”) may deliver written notice of such breach to the other Party, as the case may be (the “Notified Party”). The Notified Party shall have 30 days after receipt of such notice to cure such breach.

(b)       Failure to Cure. If the Notified Party fails to cure the breach as provided for in Section 13.2(a), then the Non-Breaching Party may terminate this Agreement immediately upon written notice to the Notified Party.

(c)       Disputes. If a Party gives notice of termination under this Section 13.2 and the other Party disputes whether such termination is proper under this Section 13.2, then the issue of whether this Agreement may properly be terminated (i.e., whether a material breach occurred or whether a material breach was cured) shall be resolved in accordance with Article 14. If as a result of such dispute resolution process it is determined that the notice of termination was proper, then such termination shall be deemed to have been effective 30 days following the date of the notice of breach. If, as a result of such dispute resolution process, it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall remain in effect.

13.3       Termination for Convenience. Licensee shall have the right to terminate this Agreement in its entirety for any reason or no reason at all by providing Oramed with at least 90 days’ prior written notice of such termination; provided, however, that in no event may Licensee exercises such right to terminate hereunder following the First Commercial Sale.

28

13.4       Termination Prior to Effective Date. Notwithstanding anything to the contrary in this Article 13, (A) either Oramed or Licensee may terminate this Agreement upon written notice to the other following a response from the OCS and each Party’s discharge of its obligations under Section 2.1, with no liability to any other Party (i) advising that the OCS does not grant its consent to the Execution Date Agreement or a modified Execution Date Agreement, as such modified Execution Date Agreement and the process for modification are described in Section 2.1; or (ii) as contemplated in Section 2.1(iii); (B) Oramed may terminate this Agreement upon written notice to Licensee in the event that the OCS imposes materially adverse obligations or consequences (with financial or otherwise) on Oramed as a pre-condition to obtaining OCS consent to this Agreement; or (C) either Oramed or Licensee may terminate this Agreement upon written notice to the other Party as set forth in the last paragraph of Section 13.2(b). The provisions of Sections 2.1, 8.1 and this Section 13.4 shall survive such termination, but all other terms, provisions, representations, rights and obligations contained in this Agreement shall terminate. If either party shall terminate this Agreement pursuant to this Section 13.4, then Oramed shall refund to HTIT the Initial Payment plus and additional USD500,000.

13.5       Effect of Termination of the Agreement.

(a)           Upon any termination of this Agreement the following shall apply:

(1)       Transition Assistance. Licensee shall provide such assistance, at Oramed’s request and cost, as may be reasonably necessary for Oramed to commence or continue Pre-Commercializing or Commercializing Products in the Licensee Territory, to the extent Licensee is then performing or have performed such activities, including transferring or amending, as appropriate, upon request of Oramed, any agreements or arrangements with Third Party vendors to sell Products in the Licensee Territory. To the extent that any such contract between Licensee and Third Parties is not assignable to Oramed, Licensee shall arrange a transition period in which to provide such services with the goal of promptly transitioning the arrangement to Oramed.

(2)       Licenses. Except as otherwise stated above in this Section 13.5, the licenses granted in Article 2 shall terminate.

(3)       No Refunds. In no event shall Oramed be obligated to refund any amounts paid by Licensee under this Agreement except for the Initial Payment in the event of termination under Section 13.4.

(b)           Accrued Obligations. In any event, expiration or termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such expiration or termination or to which a Party may be contractually committed as of such effective date nor preclude a Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any material breach of this Agreement, nor prejudice a Party’s right to obtain performance of any obligation.

13.6       Bankruptcy. All rights and licenses granted under this Agreement by a Party to another Party are, and shall otherwise be deemed to be, for purposes of applicable bankruptcy laws, licenses of rights to “intellectual property”. The Parties agree that a Party shall retain and may fully exercise all of its rights in the event of a bankruptcy by the other Party. The Parties further agree that in the event of the commencement of a bankruptcy proceeding by or against one Party under applicable law, the other Party shall be entitled to complete access to any such intellectual property pertaining to the rights granted in the licenses hereunder of the Party by or against whom a bankruptcy proceeding has been commenced and all embodiments of such intellectual property.

13.7       Survival. The following provisions shall survive any expiration or termination of this Agreement for the period of time specified: The provisions of Article 1, to the extent definitions are embodied in the following listed Articles and Sections of this Agreement; Articles 11, 12, 14 and 15; and Sections 4.7 (with respect to Regulatory Data generated prior to the effective date of termination or expiration), Sections 8.2 and 8.3 (with respect to milestones achieved, and royalty payments and reports concerning Net Sales made, prior to the effective date of termination or expiration), 8.4 through 8.8, 9.1 through 9.3, 10.5, 13.6, and this Section 13.7. In addition, any other provisions either required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement, or which by their express terms, survive such expiration or termination of this Agreement.

29

Article 14

Dispute Resolution

14.1       Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

14.2       Internal Resolution. With respect to all disputes arising between the Parties under this Agreement, including any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within 30 days after such dispute is first identified by a Party in writing to the other Parties, the Parties shall refer such dispute to the Executives of the Parties for attempted resolution by good faith negotiations within 30 days after such notice is received.

14.3       Binding Arbitration. If the Executives are not able to resolve such disputed matter within 30 days and either Party wishes to pursue the matter, each such dispute, controversy or claim shall be referred to and finally determined by arbitration by the Singapore International Arbitration Center (“SIAC”) in accordance with its arbitration rules then in effect before a panel of three (3) arbitrators; it being clarified that Oramed shall select one arbitrator, Licensees (collectively) shall select one arbitrator, and the two arbitrators so selected shall select the third arbitrator who shall not be a national of either Israel or China; provided, however, that failure of a Party to select its arbitrator within a reasonable time (not to exceed 30 days) shall result in the arbitrator being selected by the SIAC Rules. The place of arbitration shall be Singapore. The language to be used in the arbitral proceedings shall be English. The dispute, controversy or claim shall be decided in accordance with the law of Hong Kong. Judgment on the arbitration award may be entered in any court having jurisdiction thereof. The Parties agree that:

(a)           Either Party may apply to the arbitrator(s) for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damage (it being clarified that this shall not derogate from their right to award costs, as per the immediately following sentence). Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration; provided, however, that the arbitrators shall be entitled to award costs and, if so, they shall provide explanations for any such determination.

(b)           A Party shall be entitled to deduct or otherwise offset any damage finally awarded under a proceeding initiated under this Section 14.3 against payments due under this Agreement, subject to any other decision of the arbitrators.

30

(c)       Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of the other Party. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations under the laws of the Hong Kong.

(d)       Notwithstanding the foregoing, neither Party shall be prevented from seeking injunctive relief from a court of competent jurisdiction including but not limited to the situation contemplated in Section 12.5 (to prevent or curtail any breach of the obligations relating to Confidential Information as set forth in Article 12).

Article 15

Miscellaneous

15.1       Entire Agreement; Amendment. This Agreement, including the exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.2       Force Majeure. A Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the non-performing Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the non-performing Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the non-performing Party, including an act of God or terrorism, involuntary compliance with any regulation, law or order of any government, war, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure event persists for more than 90 days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

15.3       Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and shall be deemed to have been sufficiently given for all purposes when received, if in writing and personally delivered, one (1) day following facsimile or email transmission (receipt verified) or two (2) days following overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below.

If to Oramed:        Oramed Ltd.

  2/4 Hi-Tech Village

  PO Box 39098

  Jerusalem, 91390, Israel

  Attention: Chief Executive Officer

  With a copy to: Chief Financial Officer

  Fax: +972 (2) 566-0004

  Email: yifat@oramed.com

31

With copies to (which shall not constitute notice):

  Yigal Arnon & Co., Law Offices

  22 Rivlin Street

  Jerusalem, Israel

  Attention: Daniel Green, Adv.

  Fax:       +972-2-623-9236

  Email:    danielg@arnon.co.il

If to HTIT:                                  Hefei Tianhui Incubator of Technologies Co., Ltd.

  No. 199 Fanhua Road, Heifei, Anhui, China

  Attention: Ms. Coco Lee

  Fax:       +86-551-6384-9089

  Email:    lixiaopeng@htbt.com.cn

With copies to (which shall not constitute notice):

  Grandall Law Firm

  23-25F, No. 968 Beijing West Road, Shanghai, China

  Attention: Mr. Simon Fang

  Fax:       +8621-52433323

  Email:    simonfang@grandall.com.cn

15.4       No Strict Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against any Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

15.5       Assignment. Licensee may not assign or transfer this Agreement, in whole or in part, including by way of change of control, without the prior written consent of Oramed. Any permitted assignee shall, in writing to Oramed, expressly agree to be bound by the terms of this Agreement. Oramed may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Licensee. Notwithstanding the foregoing, Oramed may without the consent of Licensee assign all of its rights and obligations hereunder to any of its Affiliates or to any purchaser of all or substantially all of its assets, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation; provided, however, that if Oramed executes the Premas Agreement or Swisscap Agreement within 10 months of the Effective Date then Oramed shall notwithstanding any such assignment retain all of its obligations under this Agreement towards Licensee until the date that Licensee succeeds in manufacturing three consecutive batches of the Agreed Batch Size of substantially similar quality and content. Any permitted assignee shall, in writing to Oramed and HTIT, expressly agree to be bound by the terms of this Agreement. Assignments in violation of this provision shall be void.

32

15.6       Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates, and when any such Affiliate is discharging such obligations or exercising such right, the terms and conditions of this Agreement applicable to such Party also shall be applicable to such Affiliate; provided, however, that prior to HTIT engaging any of its Affiliates to so discharge HTIT’s obligations and/or exercise any of HTIT’s rights as aforesaid, as the case may be, HTIT shall obtain Oramed’s prior written consent to such engagement. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations and/or exercise of such Party’s rights under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations and/or exercise of such Party’s rights under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.7       Further Actions. Both Parties agree to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.8       Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.9       No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

15.10     Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

15.11     No Third Party Beneficiaries. Except for rights and obligations specifically referred to herein that apply to Affiliates, sublicenses or licensees of the Parties, nothing in this Agreement is intended to confer on any Person other than Oramed or Licensee any rights or obligations under this Agreement, and there are no intended Third Party beneficiaries to this Agreement.

15.12     English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. To the extent this Agreement requires a Party to provide to the other Party Information, correspondence, notice or other documentation, such Party shall provide such Information, correspondence, notice or other documentation in the English language.

15.13     Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the Laws of Hong Kong without giving effect to any choice of law principles that would require the application of the laws of a different state. The applicability of the United Nations Convention on Contracts for the International Sale of Goods of 1980 is hereby expressly excluded.

33

15.14       Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include,” “includes” and “including” are not limiting and shall be deemed to be followed by “without limitation”; (b) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (c) references to an agreement, statute or instrument mean such agreement, statute or instrument as from time to time amended, modified or supplemented; (d) references to a Person are also to its permitted successors and assigns; (e) the plain meaning of the description for a defined term, and other headings to this Agreement are for convenience only, and shall have no force or effect in construing or interpreting any of the provisions of this Agreement or any other legal effect; (f) references to “Parties”, “Article”, “Section”, “Exhibit” or “Schedule” refer to the Parties to, an Article or Section of, or any Exhibit or Schedule to, this Agreement, unless otherwise indicated; (g) the word “will” shall be construed to have the same meaning and effect as the word “shall” and vice versa; (h) the word “or” has, except where otherwise indicated or where the context otherwise requires, the inclusive meaning represented by the phrase “and/or”; and (i) references to dollars are references to U.S. Dollars.

15.15       Counterparts. This Agreement may be executed in one or more counterparts by original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.16       Exhibits. The following exhibits, attached hereto, form an integral part hereof:

Exhibit A:	Description of ORMD-0801
Exhibit B:	Oramed Patents and Oramed Know-How
Exhibit C:	Pre-Commercialization Plan
Exhibit D:	Milestones
Exhibit E:	Oramed Banking Information
Exhibit F1:	License Payment Schedule
Exhibit F2:	Premas Agreement Payment Schedule
Exhibit F3:	Swisscaps Agreement Payment Schedule
Exhibit G	General Requirement and Document List

[Remainder of page left intentionally blank. Signature page follows immediately.]

34

[Signature page to License Agreement]

In Witness Whereof, the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Execution Date.

Oramed Ltd.		Hefei Tianhui Incubator of Technologies Co., Ltd.

By:	/s/ Nadav Kidron	By:	/s/ Gao Xiao Ming
Name:	Nadav Kidron	Name:	Gao Xiao Ming
Title:	Chief Executive Officer	Title:	Chairman

Oramed Pharmaceuticals Inc.

By:	/s/ Nadav Kidron
Name:	Nadav Kidron
Title:	Chief Executive Officer

35

Exhibit A

Description of ORMD-0801

ORMD-0801 is Oramed’s proprietary insulin capsule. The capsule is made up of the following components:

-           [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

-           [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

-          [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

-           [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

36

Exhibit B

Oramed Patents and Oramed Know-How

PATENTS

●	Methods and Compositions for Oral Administration of Proteins

o	Patent #: ZL20098011 (China)
o	Grant Date: 10-July-2013
o	Priority: 61/064,779

●	Methods and Compositions for Oral Administration of Proteins

o	Application #: 200680041231.00 (China)
o	Filing Date: 4-May-2008
o	Priority: 60/713,716

●	Protease Inhibitor-Containing Compositions, Compositions Comprising Same, And Methods For Producing And Using Same

o	Application #: 201380018355.7 (China)
o	Filing Date: 31-Jan-2013

For the avoidance of doubt the license granted to use this last patent is only granted for the purposes of the Pre-Commercialization and Commercialization of the Product, and not for the purpose of manufacturing, using or selling any other products or any compounds or materials not used in the manufacture, use or sale of the Product.

ORAMED KNOW-HOW

Oramed “Know How” related to ORMD-0801 consists of:

-	Manufacturing/Formulation know-how (“Cookbook”)
-	Know-how and capabilities for in vitro/animal testing
-	Analytical capabilities and methods

37

Exhibit C

Pre-Commercialization Plan

[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

38

Exhibit D

Milestones

	Milestone	Timeframe
Pre-Commercialization Milestones
1	First patient in first CT2 clinical study as defined in the Pre-Commercialization Plan (Exhibit C) involving the administration of the Product in the Licensee Territory	November 2018
2	First patient in first CT3 clinical study as defined in the Pre-Commercialization Plan (Exhibit C) involving the administration of the Product in the Licensee Territory	August 2021
3	Receipt of CFDA marketing approval for a Product in the Licensee Territory	August 2023
Commercialization Milestones
4	First Commercial Sale of a Product in the Licensee Territory	February 2024

39

Exhibit E

Oramed Banking Information

Oramed Ltd.

Bank Name: BankHapoalim, Israel
Branch address: 1 Hamrape St., Jerusalem, Israel.

Branch Number: 436

Swift: [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

IBAN:[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

Account Title/Beneficiary: Oramed Ltd.

Account Number: [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

40

Exhibit F1

Payment Schedule

1	USD 3,000,000	To be paid to Oramed Ltd. upon the execution of the Technology License Agreement.
2	USD 6,500,000	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]
3	USD 3,000,000	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

41

Exhibit F2: Subsequent Payments

Upon the Satisfaction of Milestones for the Premas Agreement

1	USD 4,000,000	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]
2	USD 2,000,000	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]
3	USD 2,000,000	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

42

Exhibit F3: Subsequent Payments

Upon the Satisfaction of Milestones for the Swisscaps Agreement

1	USD 4,000,000	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]
2	USD 2,000,000	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]
3	USD 8,000,000	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]
4	USD 2,000,000	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]
5	USD 1,000,000	[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

43

Exhibit G

General Requirement and Document List

[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

44